Exhibit 99.1

Volt Information Sciences, Inc. to take up to $12.0 million After Tax Charge

New York, N.Y. February 12, 2008 -Volt Information Sciences, Inc., (NYSE: VOL) reported that it anticipates incurring a charge in its Telecommunications Services segment for the first quarter of its 2008 fiscal year that ended January 27, 2008, which it estimates will not exceed $12.0 million on an after tax basis. The Company recently learned that it may not be reimbursed for certain work performed under an installation contract. The charge is to establish a reserve for certain costs included in inventory related to work performed and for additional costs expected to be incurred to complete that work under the contract. The charge includes a provision for contract add-ons, out of scope work and rework. While the Company believes that it is entitled to be compensated for a certain portion of the amount included in the reserve, it cannot at this time determine the amount for which it will be reimbursed.

The Company noted that it traditionally reports approximately break even results for the first quarter of its fiscal years and, therefore, will report a pre-tax loss for the first quarter of its 2008 fiscal year. The Company has not yet determined whether any of the charge relates to its prior fiscal year which ended October 28, 2007. However, since the Company does not record revenues until job completion and customer acceptance of the work, previously recognized revenues will not be impacted.

The Company emphasized that its estimate is based on its present analysis of the information available to it, and is preliminary.

Steven A. Shaw, President of Volt, stated “The Company is in the process of taking the necessary steps to assure that the situation is corrected.”

About Volt Information Sciences, Inc.:

Volt Information Sciences, Inc. is a leading national provider of workforce, Information and Telecommunications Solutions for its fortune 100 customer base. Operating through a network of over 300 Volt Services Group branch offices, the Staffing Services segment fulfills IT and other technical, commercial, and industrial placement requirements of its customers, on both a temporary and permanent basis. The Telecommunications and Information Solutions businesses, of which the Telecommunication Services segment is a part, provide complete telephone directory production and directory publishing; a full spectrum of telecommunications construction, installation and engineering services; and advanced information and operator services systems for telephone companies. For additional information, please visit the Volt Information Sciences, Inc., web site at www.volt.com.

Forward-Looking Statements:

This news release contains certain forward-looking statements. The words “expects,” “estimates,” “determines”, “anticipates,” “believes” and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Although the Company believes that these statements are based upon reasonable current estimates, such statements involve risks, uncertainties and assumptions. Consequently, actual results could different materially from those expressed in these forward-looking statements. Particularly, but without limitation, the above statements regarding the amount and impact of the charge constitute forward-looking statements that are based on our current estimates. The final amounts and whether any portion relates to the fiscal year ended October 28, 2007 will be included in our future filings after the Company completes its analysis, our independent auditors complete their review of our analysis, and the Audit Committee completes its final review. There can be no assurance that this information will not change, possibly materially, before we file our Form 10-Q for the fiscal quarter ended January 27, 2008. There can be no assurance that additional issues or matters will not arise. For a discussion of a variety of the risk factors affecting our business and prospects, see “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended October 28, 2007 and our subsequent filings with the Securities and Exchange Commission. Copies of the Company’s latest Annual Report on Form 10-K, as filed with the Securities and Exchange Commission and the New York Stock Exchange, are available without charge upon request to Volt Information Sciences, Inc., 560 Lexington Avenue, New York, New York 10022, 212-704- 2400, Attention: Shareholder Relations. These and other SEC filings by the Company are also available to the public over the Internet at the SEC’s website at http://www.sec.gov and at the Company’s website at http://www.volt.com in the Investor Information section.

Contact:

Volt Information Sciences, Inc.

Ronald Kochman, 212-704-2400

voltinvest@volt.com